EXHIBIT 10.27

[SalesLink Letterhead]

July 9, 2002

Rudolph Westerbos

4454 17th Street

San Francisco, CA. 94114

Dear Dolph:

It is a distinct pleasure to offer you the position of Senior Vice President and General Manager, International Operations for SalesLink Corporation, with overall responsibility for SalesLink’s European and Asian operations. In this capacity you will report to Skip Boothby, CEO.

Your starting salary will be $9,230.77 bi-weekly, which is equivalent to an annualized base salary of $240,000.00

As a condition of employment with SalesLink Corporation, you are required to execute the enclosed Non-Disclosure and Developments Agreement.

As an employee of SalesLink Corporation you will be eligible for the comprehensive benefits package that we offer to our full time employees with the exceptio of Medical, Dental and Vision care. You will retain your current coverage on an interim basis. Details of this package will be reviewed with you in orientation on your first day of employment. You are eligible for 4 weeks paid vacation annually.

You are eligible for a bonus of 40% of your annual base salary, upon attainment of financial and operational objectives. These objectives will be established in the coming weeks, and will be jointly agreed to by yourself ad Skip Boothby. Part of this bonus may be paid quarterly, part may be paid annually.

In addition, on your first day of employment and subject to the approval of the CMGI Human Resources and Compensation Committee, you will be granted an option (the “Option”) to purchase 50,000 shares of CMGI common stock under the CMGI 2002 Non-Officer Employee Stock Incentive Plan (the “Plan” ). This option will vest as follows: 25% on the one-year anniversary of your first day of employment, and then 1/48th of the total award will vest monthly until you are fully vested on the fourth anniversary of your first day of employment. The exercise price of the Option shall equal the closing price of the CMGI common stock on the Nasdaq National Market (during normal trading hours) on the date of grant. The term of the Option shall be seven years. The Option shall be subject to all terms, conditions, limitations, restrictions and termination provisions set forth in the Plan and in the separate option agreement (which shall be based upon CMGI’s standard form of option agreement) that shall be executed to evidence the grant of the Option. Additionally, as a condition of employment with the Company, you are required to execute the enclosed Company Non-Competition Agreement and Non-Disclosure and Developments Agreement.

It is understood you may reside in either the US or the Netherlands while employed by SalesLink Corporation. SalesLink Corporation will provide you with personal tax advice regarding your residency, through KPMG, and will ensure that in case of relocation you will not be financially disadvantaged.

In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed notice regarding the Immigration Reform and Control Act and bring proper documentation with you on your first day.

Please confirm your acceptance of this position and your start date by signing one copy of this letter and returning it to me. Additionally, please sign and return the enclosed Non-Disclosure and Developments Agreement. The Non-Disclosure and Developments Agreement must be returned to me no later than one week prior to your start date.

If you choose to fax back your letter and the agreement, please fax them to 617-886-4915 and send the originals in the mail.

Your employment with SalesLink Corporation will be guaranteed for at least 18 months following your employment start date, unless you are terminated for cause. A separate employment contract will be established in the next few weeks. This offer expires as of the close of business on Thursday, July 11, 2002. This offer supersedes all prior offers, both verbal and written.

Dolph, we are very pleased by the prospect of your addition to the SalesLink team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ Susan B. Lincoln
Susan B. Lincoln
Vice President, Human Resources

/s/ Rudolph Westerbos	7/9/02
Rudolph Westerbos	Date

December 4, 2002

Rudolph J. “Dolph” Westerbos

4454 17th Street

San Francisco, CA 94114

Dear Dolph:

This letter will outline the transfer of your position to the Netherlands.

You have been and employee of SalesLink Corporation since 12 July 2002, and an employee of iLogistix since 1 June 1994, prior to the acquisition of iLogistix by SalesLink on 12 July 2002.

Your current position of Senior Vice President and General Manager, International Operations, is transferring from our Newark California office to our Tilburg the Netherlands office, effective December 30, 2002. You will continue to report to me.

In your current position you have overall responsibility for SalesLink’s Asian and European operations. You will be expected to travel frequently and work where SalesLink has existing or potential operations, partners, or customers in these regions. At times you may work from your home, as business dictates.

The duration of this transfer is currently expected to last 18-24 months. You may determine the final duration. At the conclusion of this period you and your position will be transferred back to the US, if you remain an employee in good standing at such time. Your starting gross salary will be USD $240,000 annually. You are eligible for a 40% bonus of the total of your annual gross salary, upon attainment of financial and operational objectives. Attached is an addendum covering the application of the 30% allowance. You will be paid in equivalent Euros through SalesLink’s Dutch payroll administration. In no case shall your Dutch net wages earned at SalesLink be less than your US net wages earned at SalesLink if your position had not been transferred.

Dolph, I wish you all the best in your new posting. Please execute and return this letter to me, no later than December 9, 2002.

Bryce “Skip” Boothby	Rudolph J. Westerbos
President, Chief Executive Officer	Employee
SalesLink Corporation

/s/ Bryce C. Boothby	/s/ Rudolph Westerbos
Bryce “Skip” Boothby
Director
SalesLink International Netherlands BV
(formerly Logistical Processing BV)

/s/ Bryce C. Boothby

ADDENDUM

a. If and insofar as the employee may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree, the wages from current employment agreed upon with the employee shall be reduced accordingly for employment law purposes where 100/70 of the wages from current employment agreed to in this fashion equal the wages originally agreed upon from current employment.

b. If and insofar as item a. above applies, the employee shall receive an allowance for extraterritorial costs from the employer, equal to 30/70 of the wages from current employment agreed in this fashion.

c. The employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed upon under item a. above may affect all considerations and benefits that are linked to the wages, such as pension rights and social security benefits.

This addendum will replace any previous agreements with reference to the decision of the Netherlands State Secretary of Finance dd. 29 May 1995, no. DB95/119M (the 35% facility) or with reference to the extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree.

This addendum is applicable as per the date the above-mentioned ruling is granted effectively to the employee.

Boston, December 4, 2002	Newark, December 4, 2002

Signature of employer	Signature of employee

/s/ Bryce C. Boothby	/s/ Rudolph Westerbos
Bryce “Skip” Boothby	Rudolph J. Westerbos
CEO - SalesLink Corporation	Employee

/s/ Bryce C. Boothby
Bryce “Skip” Boothby

Director
SalesLink International Netherlands BV
(formerly Logistical Processing BV)